SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is made and entered into as of April 3, 2009 (the “Effective Date”), by and between AMERICAN REALTY CAPITAL II, LLC, a Delaware limited liability company (“ARC II”) and GRUBB & ELLIS HEALTHCARE REIT, INC., a Maryland corporation (the “REIT”), with respect to the following recitals:

R E C I T A L S

A. The REIT intends to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-11 (the “Registration Statement”) in connection with a follow-on offering (the “Follow-On Offering”) of up to $2,200,000,000 in shares of common stock (the “Shares”) to be offered to the public.

B. The REIT intends to continue to qualify as a real estate investment trust for federal income tax purposes and to invest its funds in investments permitted by the terms of the REIT’s Articles of Incorporation and Section 856 through 860 of the Internal Revenue Code.

C. Realty Capital Securities, LLC, a Delaware limited liability company (“RCS”), a wholly-owned subsidiary of ARC II will be engaged by the REIT as its agent and exclusive dealer manager in connection with the Follow-On Offering to solicit and to cause other securities brokers to solicit subscriptions for the Shares pursuant to the terms and conditions of an Exclusive Dealer Manager Agreement (the “Dealer Manager Agreement”) entered into by and between RCS and the REIT, concurrently herewith.

D. The REIT’s current Amended and Restated Advisory Agreement (the “Advisory Agreement”) dated November 14, 2008 with Grubb & Ellis Healthcare REIT Advisor, LLC, a Delaware limited liability company (the “REIT Advisor”) and Grubb & Ellis Realty Investors, LLC, a Virginia limited liability company (“GERI”) expires on September 20, 2009, unless earlier terminated (except with respect to certain provisions therein that survive expiration or termination). The REIT desires to enter into this Agreement to supplement and augment its internal capacity.

E. Prior to the effectiveness of the Follow-On Offering, the REIT will change its name to “Healthcare Trust of America, Inc.”

F. The REIT desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to ARC II, and to have ARC II undertake the duties and responsibilities herein set forth, on behalf of, and subject to the supervision of the REIT, all as provided herein.

G. ARC II is willing to undertake to render such services, subject to the supervision of the REIT, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties, the parties hereby agree as follows:

A G R E E M E N T

1. Scope of Services. The REIT hereby appoints ARC II to provide, and ARC II hereby agrees to provide, subject to the terms and conditions of this Agreement, the below-referenced general consulting services, and other specific services as ARC II and the REIT may agree upon from time to time during the term of this Agreement.

(a) General Consulting Services. ARC II shall provide general consulting services to the REIT in connection with the operations of the REIT, including, but not limited to: (i) creating a website that allows for investor access to account information; (ii) engaging and negotiating with certain vendors that will provide transfer agent and escrow services, (iii) augmenting, if needed, a public company-ready management team; (iv) assisting and cooperating with the REIT’s self-management program; and (v) performing such other services as set forth on Exhibit A attached hereto (collectively, “General Consulting Services”).

(b) Specific Services. ARC II shall provide other services to the REIT as the REIT may request during the term of this Agreement, including, without limitation: (i) property management services as more particularly described on Exhibit C attached hereto, (ii) asset acquisition, disposition and/or other related services as more particularly described on Exhibit D attached hereto; and (iii) asset accounting services (including property level accounting, preparation of payables and receivables schedules, property P&Ls, balance sheets, cash reconciliation through general ledger, excluding corporate accounting, roll up and SEC filings) as more particularly described on Exhibit E attached hereto (collectively, “Specific Services”). Nothing herein is intended or shall be construed to require the REIT to utilize ARC II for any or all of the Specific Services. In addition, nothing herein is intended or shall be construed to restrict the REIT’s ability to retain any other party to perform any or all of the Specific Services.

(c) Future Investment Banking Services. If, at any time during the term of this Agreement or prior to the expiration of the thirty-six (36) month period following a successful Follow-On Offering, the REIT is considering retaining an investment bank or other similar agent in connection with any merger, acquisition, private placement or sale of the REIT’s stock or bonds (primary or secondary), the REIT will endeavor to discuss such actions with ARC II prior to hiring a firm to provide such investment banking services. The REIT, however, shall be under no obligation to hire ARC II to furnish such investment banking services. In the event the REIT elects to hire ARC II for investment banking or financial advisory services, ARC II and the REIT shall negotiate in good faith to arrive at mutually acceptable terms for the specific type of engagement at prevailing market rates. Notwithstanding anything to the contrary contained in this Agreement, the REIT shall have no liability based on any actual or alleged non-compliance with this Section 1(c).

2.	ARC II Compensation.

(a) ARC Subordinated Incentive Payment. The REIT agrees to pay ARC II a subordinated incentive payment (“ASIP”) (as set forth in Exhibit B attached hereto), if any, as consideration for ARC II (i) providing the General Consulting Services to the REIT and (ii) making itself available to provide the Specific Services in accordance with the terms and conditions of this Agreement.

(b) Specific Consulting Fees. Subject to the terms and conditions of this Agreement, the REIT, at its sole option, shall have the right to utilize ARC II to perform any or all of the Specific Services. As consideration for such services, the REIT agrees to pay ARC II, as applicable: (i) the Property Management Fee, as defined and more particularly described on Exhibit C attached hereto, (ii) the Real Estate Services Fee, as defined and more particularly described on Exhibit D attached hereto, and (iii) the Asset Accounting Fee, as defined and more particularly described on Exhibit E attached hereto.

3.	Third Party Costs Reimbursement. All third party costs and expenses incurred by the REIT will be paid directly by the REIT. All third party out of pocket costs and expenses reasonably incurred by ARC II on behalf of the REIT in connection with this Agreement shall be paid directly by the REIT unless ARC II has paid such out of pocket expense, in which case the REIT shall reimburse ARC II in arrears within ten (10) days of presentation of an expense statement and certificate of payment to the REIT; provided, however, once such costs and expenses, in the aggregate, exceed $50,000.00 in any calendar year, all future non-aggregated costs and expenses during that calendar year shall be subject to approval by the REIT in its sole discretion.

4.	ARC II Solely Consulting to the REIT.

(a) The REIT agrees that ARC II has been retained pursuant to this Agreement to act solely as a consultant to provide the services set forth in Section 1 to the REIT and not as an advisor to or agent of any other person.

(b) It is specifically understood that the REIT will not base its decisions regarding whether and how to pursue any strategic alternative solely on ARC II’s advice, but will also consider the advice of the REIT’s management team, board of directors, legal, tax and other business advisors and such other factors which it considers appropriate.

(c) The REIT understands and acknowledges that ARC II does not provide tax or legal advice.

(d) ARC II, as an independent contractor under this Agreement, shall not assume the responsibilities of a fiduciary to the REIT or its stockholders in connection with the performance of ARC II’s services hereunder.

(e) Except to the extent specifically set forth in this Agreement, ARC II and the REIT, together with their respective affiliates, hereby acknowledge that the rights and obligations they have to one another under any credit or other agreement are separate from each such party’s rights and obligations under this Agreement and will not be affected by either party’s performance under this Agreement.

5.	Competitive Activities; Right of First Refusal.

(a) During the term of this Agreement, ARC II and its affiliates hereby agree not to provide any General Consulting Services or Specific Services to any real estate investment trust, tenancy-in-common program, fund or other real estate company primarily engaged in the acquisition, leasing, operation or management of medical office buildings or healthcare-related facilities of the type described in the prospectus contained in the Registration Statement covering the offering of Shares, as finally amended at the effective date of the Registration Statement in the section entitled “Investment Objectives, Strategy and Criteria–Real Property Investments–Medical Office Buildings and Healthcare-Related Facilities.”

(b) During the term of this Agreement, if ARC II or one of its affiliates identifies an opportunity to make an investment in one or more office buildings or other facilities for which greater than fifty percent (50%) of the gross rentable space at such office buildings or other facilities or notes secured by such office buildings or other facilities is leased to, or is reasonably expected to be leased to, one or more medical or healthcare-related tenants, which it proposes to acquire or recommends to purchase either directly or indirectly through an affiliate or in a joint venture or other co-ownership arrangement, for itself or for any other ARC II-sponsored or managed program, then ARC II agrees that it shall provide the REIT with the first opportunity to purchase such investment and that it shall provide all necessary information to the REIT in order to enable the REIT to determine whether to proceed with such investment. In the event that the REIT does not approve proceeding with the investment within thirty (30) days of receipt of such information from ARC II, the ARC II may proceed with the investment opportunity for its own account or offer the investment opportunity to any other person or entity.

6.	Liability.

(a) No ARC II partner, stockholder, officer, director, employee, investment advisor, or any successor in interest of any of them (collectively, the “ARC II Parties”) shall have any personal or other liability of any kind under this Agreement, and the REIT hereby expressly waives and releases such liability on behalf of itself and all persons claiming by, through or under the REIT. The limitations of liability contained in this Section 5(a) shall inure to the benefit of ARC II’s and the ARC II Parties’ present and future partners, beneficiaries, officers, directors, trustees, stockholders, agents and employees, and their respective partners, heirs, successors and assigns.

(b) No REIT partner, stockholder, officer, director, employee, investment advisor, or any successor in interest of any of them (collectively, the “REIT Parties”) shall have any personal or other liability of any kind under this Agreement, and ARC II hereby expressly waives and releases such liability on behalf of itself and all persons claiming by, through or under ARC II. The limitations of liability contained in this Section 5(b) shall inure to the benefit of the REIT’s and the REIT Parties’ present and future partners, beneficiaries, officers, directors, trustees, stockholders, agents and employees, and their respective partners, heirs, successors and assigns.

7.	Insurance; Fidelity Bonds.

(a) Insurance. ARC II shall procure and maintain, at its sole expense, insurance coverages in amounts and for such duration as are reasonably required by the REIT (the “Coverages”). The Coverages shall, at a minimum, be not less than those coverages typically maintained by third party consultants/service providers for real estate investment trusts of similar size and engaged in similar operations. The Coverages shall include, but shall not be limited to, commercial general liability, follow form excess or umbrella liability, automobile liability, workers’ compensation/employer’s liability, professional liability, employment practices liability, fiduciary liability and crime. The REIT shall be included as an additional insured on the commercial general liability and follow form excess or umbrella liability insurance by endorsements reasonably acceptable to the REIT. All Coverages shall be subject to the REIT’s review and approval, which approval shall not be unreasonably withheld. Prior to commencement of the services under this Agreement, ARC II shall deliver to the REIT certificates of insurance evidencing each of the required Coverages and shall deliver the additional insured endorsements required hereunder. At the written request of the REIT, ARC II shall promptly provide complete, true and correct copies of each and all of its insurance policies affording the required Coverages.

(b) Fidelity Bonds. If required by the REIT, ARC II will maintain a fidelity bond with a responsible surety company in such amounts as may be reasonably required by the REIT, covering all members or partners thereof together with employees and agents of ARC II handling funds of the REIT and investment documents or records pertaining to investments of the REIT. Such bonds shall inure to the benefit of the REIT in respect of losses from acts of such partners, employees and agents through (but not limited to) theft, embezzlement, fraud, negligence, error or omission or otherwise. The premiums on such bonds shall be paid by ARC II.

(c) Deductibles and Self-Insured Retentions. ARC II shall be solely responsible for timely payment of any and all deductibles and self-insured retentions applicable to the Coverages and the fidelity bonds.

8.	Indemnity. The REIT and ARC II agree to the provisions with respect to the mutual indemnity and other matters set forth on Exhibit F attached hereto, the terms of which are incorporated herein in their entirety. Exhibit F is an integral part of this Agreement and shall survive any termination or expiration of this Agreement.

9.	Term; Termination.

(a) Term. The term of this Agreement shall commence as of the date first above written and, unless sooner terminated pursuant to Sections 9(b) and (c) below, shall expire three (3) years from the Effective Date (the “Term”).

(b) Termination by the REIT. At the sole option of the REIT, the REIT may: (i) terminate this Agreement for any reason or no reason, at any time after the one (1) year anniversary of the Effective Date upon at least ninety (90) days written notice, which notice shall not be permitted prior to the one (1) year anniversary of the Effective Date; (ii) terminate this Agreement immediately, subject to any applicable notice and cure period, for “Cause” (as defined below); (iii) terminate this Agreement on ten (10) days written notice if an affiliate of ARC II terminates any agreement entered into between the REIT and any affiliate of the ARC II (other than any agreement entered into for services pursuant to Section 2 of this Agreement) without cause or good reason in accordance with the terms of such agreement; (iv) terminate this Agreement on ten (10) days written notice if the REIT terminates any agreement entered into between the REIT and any affiliate of ARC II (other than any agreement entered into for services pursuant to Section 2 of this Agreement) for cause in accordance with the terms of such agreement; (v) terminate this Agreement on ten (10) days written notice if there shall have occurred any material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, or in the management or personnel of ARC II that materially adversely affects its ability to perform its services under this Agreement; (vi) terminate this Agreement if ARC II fails to maintain an adequate number of skilled employees to professionally carry out the services for which ARC II is being engaged consistent with third party service providers providing similar services to real estate investment trusts of similar size and nature as the REIT and such failure is not cured within sixty (60) days after written notice thereof from the REIT to ARC II; and (vii) terminate this Agreement on ten (10) days written notice if neither William Kahane nor Nicholas Schorsch is available to provide ongoing non-exclusive services to the REIT in accordance with this Agreement.

“Cause” shall mean any one of the following:

(i)	fraud, criminal conduct, or willful misconduct by ARC II;

(ii)	a material breach of this Agreement by ARC II, provided that (a) ARC II does not cure any such material breach within thirty (30) days of receiving notice of such material breach from the REIT, or (b) if such material breach is not of a nature that can be remedied within such period, ARC II does not diligently take all reasonable steps to cure such breach or does not cure such breach within a reasonable time period;

(iii)	if, a court of competent jurisdiction enters a decree or order for relief in respect of ARC II in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of ARC II or for any substantial part of its property or orders the winding up or liquidation of ARC II’s affairs;

(iv)	if, ARC II commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of ARC II or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as they become due; or

ARC II agrees that if any of the events specified in subsections (iii) or (iv) above occur, it will give written notice thereof to the REIT within seven (7) days after the occurrence of such event.

(c) Termination by ARC II. At the sole option of ARC II, ARC II may (i) terminate this Agreement for any reason or no reason, at any time after the one (1) year anniversary of the Effective Date upon at least ninety (90) days written notice, which notice shall not be permitted prior to the one (1) year anniversary of the Effective Date, or (ii) terminate this Agreement for “Good Reason” (as defined below) immediately, subject to any applicable notice and cure period.

As used above, “Good Reason” shall mean fraud, criminal conduct or willful misconduct, or a material breach of this Agreement by the REIT, provided that (i) the REIT does not cure any such material breach within thirty (30) days of receiving notice of such material breach from ARC II, or (ii) if such material breach is not of a nature that can be remedied within such period, the REIT does not diligently take all reasonable steps to cure such breach or does not cure such breach within a reasonable time period.

10.	Representations and Warranties of ARC II. As an inducement to the REIT entering into this Agreement, ARC II hereby represents and warrants to the REIT that:

(a) Skilled Personnel and Adequate Staffing. ARC II has and will at all times maintain an adequate number of skilled and licensed employees to professionally carry out the services for which ARC II is being engaged consistent with third party service providers to a real estate investment trust of the size and nature as the REIT. In addition, ARC II shall at all times maintain an adequate number of skilled and licensed employees to perform any or all of the Specific Services set forth in this agreement and shall be available upon advance written notice by the REIT to have such employees, as well as all necessary systems, equipment, software and other appropriate items available to perform such services as requested by the REIT from time to time consistent with third party service providers to a real estate investment trust of the size and nature as the REIT.

(b) Standby Employees. To the extent the REIT has not elected ARC II to provide any Specific Services, ARC II shall nevertheless maintain adequate staffing levels such that ARC II can deploy an adequate amount of skilled personnel, staff and other human and physical resources to diligently pursue the completion of any such Specific Services for the REIT pursuant to the terms of this Agreement upon reasonable advance written notice, but in no event later than forty-five (45) days after such advance written notice.

(c) Completion. ARC II shall diligently pursue the completion of the services for which ARC II was engaged and shall make its personnel and the personnel of its affiliates available to the REIT to the extent necessary in order that its obligations hereunder may be fully discharged in a timely and first class manner.

(d) Time Commitment. ARC II shall fully and faithfully discharge its obligations and responsibilities, and shall devote such time and attention to the REIT’s affairs as may be necessary to carry out the services for which ARC II is engaged under this Agreement.

(e) Standard of Care. ARC II shall, at all times, have a duty to exercise good faith, in compliance with the terms of this Agreement, and shall use diligent and professional efforts in performing the services hereunder consistent with industry standards.

(f) Litigation. There is no litigation, arbitration or reference proceeding pending or, to ARC II’s knowledge, threatened against ARC II, against ARC II with respect to ARC II’s executive management team, or which could prevent or materially impair the ability of ARC II to perform its duties and obligations under this Agreement.

(g) No Violations or Investigations. No proceeding is or was pending against ARC II, nor to the knowledge of ARC II has there been any investigations or any threatened proceeding involving or alleging violations of any federal securities laws, FINRA rules, Blue Sky laws or any other applicable laws or regulations.

(h) Salaries. ARC II acknowledges the ARC II is responsible for payment of the salaries of its own employees.

(i) Financial Status. ARC II has a net worth in an amount sufficient to meet its anticipated operating expenses for the following twelve (12) month period.

11.	Covenants of ARC II. ARC II covenants and agrees with the REIT as follows:

(a) Key Persons. ARC II agrees to take reasonable steps to retain Nicholas S. Schorsch, and William M. Kahane (each, a “Key Employee,” and collectively, the “Key Employees”) so that they are available to provide ongoing non-exclusive services (consistent with this Agreement) for the benefit of the REIT during the term of this Agreement and for any remaining services to be provided thereafter by ARC II. The REIT acknowledges that such Key Employees are at-will employees and will, subject to the limitations set forth in Section 6 above, be providing services to other investment programs managed by ARC II and its affiliates.

(b) Maintenance of Personnel and Staff. ARC II agrees to maintain an adequate number of skilled and licensed employees to carry out professionally the services for which ARC II is being engaged consistent with third party service providers providing similar services to real estate investment trusts of similar size and nature as the REIT. In addition, ARC II shall be available upon reasonable advance written notice by the REIT to have such employees, as well as all necessary systems, equipment, software and other appropriate items available to perform such services as requested by the REIT from time to time consistent with third party service providers proving similar services to real estate investment trusts of similar size and nature as the REIT.

(c) Specific Services Agreements. To the extent the REIT: (i) requests that ARC II provide Property Management Services for the REIT, the parties shall enter into a Property Management Agreement, subject to the terms and conditions set forth on the attached Exhibit C; (ii) requests that ARC II provide Acquisition and/or Disposition Services for the REIT, the parties shall enter into a Real Estate Services Agreement, subject to the terms and conditions set forth on the attached Exhibit D; (iii) requests that ARC II provide Asset Accounting Services for the REIT, the parties shall enter into a Asset Accounting Services Agreement, subject to the terms and conditions set forth on the attached Exhibit E.

(d) Cooperation. ARC II shall use good faith reasonable efforts to fully cooperate with the REIT, REIT Advisor and GERI, and any other party that may be necessary to accomplish an orderly transfer and transition of the operation and management of services ARC II will provide to the REIT under this Agreement. ARC II shall also use good faith reasonable efforts to cooperate with the REIT, at the REIT’s expense, to provide an orderly transfer and transition of services upon the expiration or earlier termination of this Agreement and shall provide any and all documents, reports and materials belonging or related to the services provided to the REIT hereunder, including any and all other documents, reports and materials otherwise belonging or related to the REIT. Furthermore, ARC II will, whenever and as reasonably requested to execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any documents that may be necessary to transition efficiently any services covered under this Agreement.

(e) Performance Monitoring. The REIT shall have the right, but not the obligation, to meet with key personnel and/or other executive level employees of ARC II on an ongoing and regular basis to provide feedback and input regarding the performance of ARC II’s services hereunder. ARC II shall provide any and all non-proprietary information requested by the REIT in connection with the services being provided under this Agreement at any time and from time to promptly upon request therefor to the extent not confidential and proprietary to ARC II’s business.

(f) Records and Report. ARC II shall maintain appropriate records of all its activities hereunder and shall, at the REIT’s election, provide copies of such records to the REIT or make such records available for inspection and duplication by the REIT, its counsel, auditors and authorized agents, upon notice from the REIT.

12.	Covenants of the REIT. The REIT covenants and agrees with ARC II as follows:

(a) Cooperation. The REIT shall cooperate in good faith with ARC II to provide an orderly transition of services upon the expiration or earlier termination of this Agreement.

(b) Performance Monitoring. ARC II shall have the right, but not the obligation, to meet with key personnel of the REIT on an ongoing and regular basis to provide feedback and input regarding advisory services being provided to the REIT

(c) Non-Solicitation. During the Term and for twelve (12) months thereafter, the REIT and its subsidiaries shall not, without the prior written consent of ARC II, directly or indirectly, solicit or contact for purposes of employment, offer to hire, entice away, employ, or enter into any contract with any officer or employee of ARC II or any of its affiliates, or otherwise solicit, induce or otherwise encourage any such person to discontinue, cancel or refrain from entering into any relationship (contractual or otherwise) with ARC II or any of its affiliates, provided that this restriction shall not be deemed to prohibit general solicitations not specifically targeted at employees of ARC II and its affiliates.

13.	Intellectual Property Rights. Upon payment therefor, all work product prepared by ARC II for the REIT and software purchased for the REIT at the REIT’s request and the purchase price of which is reimbursed by the REIT shall become the sole and exclusive property of the REIT. Notwithstanding the foregoing, ARC II shall not have any right, title and interest in and to, and has not been granted any license to use, any intellectual property of the REIT.

14.	Authority of ARC II. ARC II is not authorized to bind the REIT or to enter into any agreements relative to the REIT, and is to act only as a consultant to the REIT, unless otherwise set forth in an instrument executed by an authorized representative of the REIT.

15.	Limitations on Activities.

(a) Anything else in this Agreement to the contrary notwithstanding, ARC II shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the REIT as a real estate investment trust, (b) subject the REIT to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the REIT, its Shares or its other securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws of the REIT, except if such action shall be ordered by the REIT, in which case ARC II shall notify promptly the REIT of ARC II’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the REIT. In such event ARC II shall have no liability for acting in accordance with the specific instructions of the REIT so given.

(b) Anything else in this Agreement to the contrary notwithstanding, the REIT shall refrain from taking any action which, in its sole judgment made in good faith, would: (a) adversely affect the status of the REIT as a real estate investment trust; (b) subject the REIT to regulation under the Investment Company Act of 1940, as amended; or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the REIT, its Shares or its other securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws of the REIT.

16.	Existing Agreements. ARC II hereby acknowledges that the REIT is currently (or was recently) a party to various agreements, including, without limitation, the Advisory Agreement and that certain Dealer Manager Agreement dated September 20, 2006 by and between the REIT and Grubb & Ellis Securities, Inc. Such agreements contain various rights and obligations, which are not to be affected in any way by this Agreement. Nothing herein is intended to require or promote any action contrary to such agreements.

17.	Miscellaneous.

(a) Survival. The provisions of Sections 2, 3, 6, 8, 11(d), 12(a), 12(c), 13, 16, and 17 and Exhibit B and Exhibit F shall survive the expiration of this Agreement.

(b) Notices. All notices or other communications required or permitted hereunder, except as herein otherwise specifically provided, shall be in writing and shall be deemed given or delivered: (a) when delivered personally or by commercial messenger; (b) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; or (c) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

If to the REIT:	Grubb & Ellis Healthcare REIT, Inc. The Promenade, Suite 440 16427 North Scottsdale Road Scottsdale, AZ 85254 Facsimile No.: (480) 991-0755 Attention: Scott D. Peters, Chief Executive Officer
With Required Copy to:	Cox, Castle & Nicholson LLP 2049 Century Park East, 28th Floor Los Angeles, CA 90067 Facsimile No.: (310) 277-7889 Attention: John F. Nicholson
If to ARC II:	American Realty Capital II, LLC, 405 Park Avenue, 15th Floor New York, New York 10022 Facsimile No.: (212)421-5799 Attention: William M. Kahane Chief Operating Officer

Any party may change its address specified above by giving each party notice of such change in accordance with this Section 17 (b).

(c) Relationship of ARC II and the REIT. The REIT and ARC II are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on any of them.

(d) No Third Party Beneficiaries. The parties to this Agreement do not intend any person or entity not a party of this Agreement to be a beneficiary of any provision of this Agreement, and no provision of this Agreement shall be interpreted or construed as being for the benefit of any third party, and no third party shall by virtue of any provision contained herein be entitled to rely hereon or have a claim under this Agreement or with respect to the services provided pursuant to this Agreement.

(e) Successors and Assignment. No party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of each other party. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

(f) Entire Agreement. This Agreement, including all Exhibits attached hereto, constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(g) Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(h) Amendments and Modifications. This Agreement, including all exhibits attached hereto, and any rights, duties or obligations hereunder may not be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of, and shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of, each of the parties hereto.

(i) Invalidity. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(j) Applicable Law. THIS AGREEMENT AND ANY CLAIM OR DISPUTE OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR ARC II’S ENGAGEMENT HEREUNDER, DIRECTLY OR INDIRECTLY (INCLUDING ANY CLAIM CONCERNING ADVICE PROVIDED PURSUANT TO THIS AGREEMENT), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

(k) Waiver. EACH OF ARC II AND THE REIT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT. ARC II and the REIT each hereby irrevocably submits to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in Delaware, in respect of the interpretation and enforcement of the terms of this Agreement, and in respect of the transactions contemplated hereby, and each hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and ARC II and the REIT each hereby irrevocably agrees that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court.

(l) Dispute Resolution. In the event that any dispute or disagreement arises between the parties in connection with any provision of this Agreement, the parties shall first submit such disagreements to mediation. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties will share equally in the costs of mediation. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may commence a legal action with respect to the matters submitted to mediation at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first.

(m) Attorneys’ Fees. In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement or any document executed in connection with this Agreement, the prevailing party in such dispute shall be awarded any and all costs and expenses incurred by the prevailing party in enforcing, defending or establishing its rights hereunder or thereunder, including, without limitation, court costs and attorneys and expert witness fees. In addition to the foregoing award of costs and fees, the prevailing party shall also be entitled to recover its attorneys’ fees incurred in any post judgment proceedings to collect or enforce any judgment.

(n) Confidentiality. Each party to this Agreement and its representatives shall hold in confidence all data and information obtained from the other party to this Agreement or its agent with respect to the REIT, ARC II or their business (other than data and information which is publicly available), whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that each party may disclose any data and information to its employees, officers, directors, consultants, accountants and attorneys who are assisting in the performance of its obligations under this Agreement, in each case who are advised that such data and information is confidential and are directed to keep such information confidential, except to the extent (a) required by a court order, governmental agency, including, the Securities and Exchange Commission, regulatory body or by law, or (b) in connection with any legal proceeding concerning this Agreement. Upon the expiration or earlier termination of this Agreement, each party to this Agreement shall promptly return to the other party to this Agreement all statements, documents, schedules, exhibits or other written information obtained in connection with this Agreement or the transactions contemplated in this Agreement unless otherwise specifically provided herein. In the event of a breach or threatened breach by either party hereto (or its respective agents or representatives) of this Section 17(n), the other party shall be entitled to an injunction restraining the party breaching or threatening to breach this Section 17(n) (or its respective agents or representatives) from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting either party hereto from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 17(n) shall survive expiration or early termination of this Agreement.

(o) Remedies

(i) ARC II agrees that if ARC II should breach its covenants under this Agreement, in addition to any other available rights or remedies the REIT may have under the terms of this Agreement, the REIT may sue in equity for specific performance, and ARC II expressly waives the defense that a remedy in damages will be adequate.

(ii) In the event that any amount is due and owing from ARC II to the REIT, as evidenced by a final judgment of a court of competent jurisdiction, the REIT may setoff the amount due against any amount due under Exhibit B on account of the ASIP.

(iii) The REIT agrees that neither ARC II nor any of the ARC II Indemnitees (as defined in Exhibit F) shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the REIT or any person asserting claims on behalf of or in right of the REIT, directly or indirectly, arising out of, or relating to, this Agreement or ARC II’s services hereunder, unless such liability resulted from breach of this Agreement (in the case of ARC II) or from the gross negligence or willful misconduct of the ARC II Indemnitees, provided that this limitation shall not apply to the indemnification obligations set forth in Exhibit F (except to the extent included in Exhibit F) or ARC II’s failure to provide a Specific Service when requested in accordance with the terms of this Agreement (and provided that this limitation shall not apply to the Specific Services which shall be governed by the customary terms applicable to the Specific Service, as set forth in the agreement with respect thereto).

(iv) Except as otherwise specifically provided in this Agreement, regardless of the legal theory advanced, in no event shall (a) any REIT Indemnitee be liable to ARC II or any person asserting claims on behalf of or in the right of ARC II, for any consequential, indirect, incidental or special damages of any nature, except to the extent covered under the REIT’s insurance policies and (b) any ARC II Indemnitee be liable to the REIT or any person asserting claims on behalf of or in the right of the REIT for any consequential, indirect, incidental or special damages of any nature, except to the extent covered under ARC II’s insurance policies; provided that these limitations shall not apply to ARC II’s willful failure to provide the REIT with any or all of the Specific Services upon the REIT’s request in accordance with the terms of this Agreement (and provided that this limitation shall not apply to the Specific Services which shall be governed by the customary terms applicable to the Specific Service, as set forth in the agreement with respect thereto).

(p) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Services Agreement as of the date first above written.

AMERICAN REALTY CAPITAL ADVISORS II, LLC,
a Delaware limited liability company

By: /s/ William M. Kahane
William M. Kahane, President,
Chief Operating Officer and Treasurer

GRUBB & ELLIS HEALTHCARE REIT, INC.,

a Maryland corporation

By: /s/ Scott Peters
Scott Peters, Chief Executive Officer,
President and Chairman

Exhibit A to Services Agreement

GENERAL CONSULTING SERVICES

Provide pertinent advice, guidance and information to the REIT in connection with:

•	Industry developments

•	Real estate markets

•	Financing environment and credit markets

•	Government regulations

•	Economic conditions

•	Demographic data

Exhibit B to Services Agreement

ARC II SUBORDINATED INCENTIVE PAYMENT (ASIP)

A. Definitions.

“Follow-On Net Sales Proceeds” shall mean the net sales proceeds from the sales of properties acquired by the REIT, using funds raised in the Follow-On Offering (the “Follow-On Assets”) (it being understood that funds from the Company’s initial public offering will be invested prior to the investment of Funds from the Follow On Offering) remaining after the REIT has made distributions to its stockholders of the total amount raised from stockholders in the Follow-On Offering (less amounts paid to repurchase shares pursuant to our share repurchase plan), plus an amount equal to an annual 8.0% cumulative, non-compounded return on such average invested capital.

“Follow-On Realized Appreciation” shall mean the amount by which (1) the appraised value of the Follow-On Assets at listing plus distributions paid prior to listing exceeds (2) the sum of the total amount of capital raised from the REIT’s stockholders in the Follow-On Offering (less amounts paid to repurchase shares pursuant to our share repurchase plan) plus an amount of cash that, if distributed to stockholders as of the date of listing, would have provided them an annual 8.0% cumulative, non-compounded return on such average invested capital.

“Total Stockholder Return” shall mean an amount equal to the total amount raised from stockholders, including amounts raised during the Company’s initial offering, plus an amount equal to an 8% cumulative, non-compounded return on average invested capital received from stockholders, including amounts raised during the Company’s initial offering.

B. ASIP. Subject to the “Payment Schedule” section below, as consideration for (i) providing the General Consulting Services to the REIT and (ii) making itself available to provide the Specific Services in accordance with the terms and conditions of this Agreement to which this Exhibit B is attached and hereby made a part, the REIT agrees to pay ARC II the following amounts.

1.	In connection with a liquidation or the sale of the assets of the REIT, ARC II shall be entitled to receive an amount equal to 1.5% of the Follow-On Net Sales Proceeds; provided that the ASIP shall be subject and subordinate to the Total Stockholder Return and pursuant to such subordination, the payment of same shall be subject to the REIT having made distributions to its stockholders of the total amount raised from stockholders (including amounts raised during the initial offering, less amounts paid to repurchase shares pursuant to our share repurchase plan), plus an amount equal to 8.0% cumulative, non-compounded return on average invested capital. The ASIP shall be subject to adjustment as set forth in Section C below.

2.	In connection with a listing event (i.e., the listing of the Shares of the REIT on a national securities exchange), ARC II shall be entitled to receive an amount equal to 1.5% of the Follow-On Realized Appreciation; provided that the ASIP shall be subject and subordinate to the Total Stockholder Return and pursuant to such subordination, the payment of same shall be subject to ARC II only being entitled to receive such amount if the appraised value of all of the REIT’s assets as of the date of the listing event, less any indebtedness secured by such assets, plus the cumulative distributions made by the REIT to its stockholders from the inception of the REIT through the date of the listing event, exceeds the sum of the total amount of capital raised from the REIT’s stockholders (less amounts paid to repurchase shares pursuant to our share repurchase plan) plus an amount of cash that, if distributed to stockholders as of the date of listing, would have provided them an annual 8.0% cumulative, non-compounded return on average invested capital. Notwithstanding the foregoing. The ASIP shall be subject to adjustment as set forth in Section C below.

C. The ASIP shall be subject to adjustment as follows:

a.	except as set provided in paragraph (c) below, in the event the REIT terminates this Agreement pursuant to Section 9(b)(iv), ARC II shall be entitled to receive an amount equal to 1.5% of the Applicable Percentage (as defined below) of the Follow-On Net Sales Proceeds or the Follow-On Realized Appreciation, as applicable;

b.	in the event the REIT terminates this Agreement pursuant to Section 9(b)(iii), ARC II shall be entitled to receive an amount equal to 1.0% of the Applicable Percentage of the Follow-On Net Sales Proceeds or the Follow-On Realized Appreciation, as applicable;

c.	in the event the REIT terminates any other agreement between the REIT and ARC II or an affiliate of ARC II (other than any agreement entered into for services pursuant to Section 2 of this Agreement) as a result of fraud, criminal conduct or willful misconduct, then, notwithstanding any other provisions herein to the contrary, ARC II shall not be entitled to any ASIP; and

d.	in the event the REIT terminates this Agreement pursuant to Section 9(b)(ii), ARC II shall be entitled to receive an amount equal to 1.4% of the Follow-On Net Sales Proceeds or the Realized Appreciation, as applicable.

“Applicable Percentage” shall mean a percentage equal to the total amount of gross proceeds received by the REIT in the Follow-On offering through the date of termination of this Agreement (excluding any amounts received pursuant to the distribution reinvestment plan) divided by the total amount of gross proceeds received by the REIT pursuant to the Registration Statement in the Follow-On Offering (excluding any amounts received pursuant to the distribution reinvestment plan).

D. Payment Schedule. The REIT shall pay the ASIP, if any, to ARC II within five (5) business following the occurrence of any one of the following events: (i) the REIT is first listed on a national securities exchange, (ii) the REIT liquidates all of its properties or (iii) all or a portion of the REIT’s assets are sold for value to a third party.

E. In connection with the ASIP, ARC II and the REIT hereby acknowledges and agrees as follows:

1.	(a) ARC II has not received and the REIT has not provided any assurance or representation of any kind relating to the ASIP; (b) the REIT has not provided ARC II with a guaranty or an expectation of any minimum level of ASIP; (c) neither the REIT nor any director, officer, stockholder, partner, member, employee, trustee, representative or agent of the REIT shall have any liability or responsibility to ARC II for any act or omission performed or failed to be performed by it, or for any losses, claims, costs, damages, or liabilities arising from any such act or omission relating to the acquisition, management, operation, or disposition of the REIT’s assets; (d) the REIT shall have full power, authority, discretion and control with respect to its assets; (e) the ASIP, if any, is and shall be deemed to be a contingent interest; and (f) any rights of ARC II to the ASIP, if any, are personal to ARC II and, notwithstanding any other provisions herein to the contrary, may not be assigned by ARC II except to an affiliate or successor entity. The foregoing provisions are of material importance to the REIT. ARC II acknowledges and agrees that the REIT has agreed to payment of the ASIP (subject to the provisions herein), if any, in reliance of ARC II’s agreement to the foregoing provisions.

2.	The ASIP, if any, shall be payable pari passu with the “Management Subordinated Participation Interest” described in the Registration Statement and shall be payable in the same manner as such interest. If there is not a sufficient amount available to distribute to ARC II and the Management Subordinated Participation Interest, the amount available shall be distributed to ARC II and with respect to the Management Subordinated Participation Interest pro rata in accordance with the amount due.

3.	Neither the termination of this Agreement for any reason by either party, nor any breach of this Agreement by ARC II, shall affect the REIT’s obligations to pay to ARC II the ASIP in accordance with and subject to the conditions contained in paragraphs (B) and (C) of this Exhibit B, subject to the setoff rights in Section 17(n)(ii).

Exhibit C to Services Agreement

PROPERTY MANAGEMENT TERM SHEET

1. Scope. Property Management Services will include, but shall not be limited to, the following:

•	Collection of all rents as they become due, giving receipts therefore and rendering to the REIT a monthly accounting of rents received and expenses paid out; remitting to the REIT all income, less any sums paid out;

•	Making or causing to be made all decorating, maintenance, alterations and repairs to the property and hiring and supervising all employees and other labor for the accomplishment of same;

•	Advertising the property and displaying signs thereon; leasing the property; executing and terminating rental agreements and leases for the property, or any part thereof; suing and recovering rent and for loss or damage to any part of the property and/or furnishings thereof; and, when expedient, prosecuting, compromising and releasing any such legal proceedings or lawsuits.

2. Term & Termination. One (1) year term, automatic renewal unless either party gives written termination notice to the other party sixty (60) days prior to each yearly anniversary.

3. Property Management Fee. 2.73% on “Gross Income.”

4. Payment Schedule. The Property Management Fee shall be paid to ARC II monthly, in arrears.

5. Termination. Early termination only for “Good Reason” or for “Cause” as defined in the Services Agreement.

6. Definition. For purposes of this term sheet:

“Gross Income” shall mean all cash receipts derived from the operation of any property, excluding (i) tenant security deposits unless and until such deposits are forfeited upon a tenant default and (ii) proceeds from insurance claims, condemnation proceedings, sales or refinancings.

Exhibit D to Services Agreement

REAL ESTATE SERVICES TERM SHEET

1. Scope. Provide services in connection with the acquisition and disposition of assets.

2. Term. One (1) year term, automatic renewal unless either party gives written termination notice to the other party sixty (60) days prior to each yearly anniversary.

3. Fees.

(a) Acquisition Fee. If the acquisition is originated by ARC II, 1.125% on the “Contract Purchase Price” or, if acquisition is not originated by ARC II, 0.45% on the “Contract Purchase Price” for due diligence, data collection and uploading property/accounting information. The term “Contract Purchase Price” shall include, but not be limited to, any third party broker fees.

(b) Disposition Fee. 1.00% of the “Contract Sales Price,” not to exceed 50% of a “Competitive Real Estate Commission.”

4.	Payment Schedule.

(a) Acquisition Payment. The Acquisition Fee shall be paid at the time the transaction closes directly out of escrow.

(b) Disposition Payment. The Disposition Fee shall be paid at the time the transaction closes directly out of escrow.

5. Termination. Early termination only for “Good Reason” or for “Cause” as defined in the Services Agreement.

6. Definitions. For purposes of this term sheet:

“Competitive Real Estate Commission” shall mean a real estate or brokerage commission for the purchase or sale of a property which is reasonable, customary, and competitive in light of the size, type, and location of the property.

“Contract Purchase Price” shall mean the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a Property, in each case exclusive of Acquisition Fees and acquisition expenses.

“Contract Sales Price” shall mean the total consideration received by the REIT for the sale of a property exclusive of the applicable Disposition Fee.

Exhibit E to Services Agreement

ASSET ACCOUNTING SERVICES TERM SHEET

1. Scope. Asset accounting services, including, but not limited to, property level accounting, preparation of payables and receivables schedules, property P&Ls, balance sheets, cash reconciliation through general ledger, excluding corporate accounting, roll up and SEC filings, and any other typical accounting services.

2. Term. One (1) year term, automatic renewal unless either party gives written termination notice to the other party sixty (60) days prior to each yearly anniversary.

3. Asset Accounting Fee. 0.22% on “Average Invested Assets.”

4. Payment Schedule. The Asset Accounting Fee shall be paid to ARC II monthly, in arrears.

5. Termination. Early termination only for “Good Reason” or for “Cause” as defined in the Services Agreement.

6. Definitions. For purposes of this term sheet:

“Average Invested Assets” shall mean, for a specified period, the average of the aggregate value of the assets of the REIT on the books of the REIT, before allowance for depreciation or amortization, invested, directly or indirectly, in properties and other real estate related assets, before reserves for depreciation, bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

Exhibit F to Services Agreement

INDEMNIFICATION

1. Indemnification by the REIT. The REIT shall indemnify and hold harmless ARC II and its affiliates, including their respective officers, directors, partners, members and employees (collectively, the “ARC II Indemnitees”) from all liability, claims, damages or losses arising in the performance of their duties under that certain Services Agreement (the “Agreement”) to which this Exhibit C is attached and hereby made a part, and related expenses, including reasonable attorneys’ fees to the extent such liability, claims, damages or losses and related expenses are not fully paid or reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland and the Articles of Incorporation. The foregoing indemnity shall extend to any litigation arising out of the REIT’s past, present or future relationship, contractual or otherwise, with Grubb & Ellis Company and its affiliates, subsidiaries and related entities and relating to the arrangement pursuant to this Agreement and any other Agreement between ARC II and its affiliates and the REIT. Any indemnification of ARC II may be made only out of the net assets of the REIT and not from stockholders.

The REIT shall indemnify and hold harmless ARC II Indemnitees pursuant to this Section 1 subject to the following limitations:

(a) The REIT shall not indemnify nor hold harmless any ARC II Indemnitee for any liability, claims, damages, losses or related expenses arising from or out of ARC II’s bad faith, fraud, willful misfeasance or willful misconduct.

(b) The REIT shall not provide indemnification to any ARC II Indemnitee for any liability, claims, damages, losses or related expenses arising from or out of an actual or alleged violation of federal or state securities laws by such ARC II Indemnitee unless one or more of the following conditions are met: (i) there has been a successful final adjudication on the merits in favor of the ARC II Indemnitee of each count involving alleged material securities law violations as to the ARC II Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the ARC II Indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against the ARC II Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

(c) The REIT shall pay or reimburse reasonable legal expenses and other costs incurred by an ARC II Indemnitee in advance of final disposition of a proceeding if all of the following are satisfied: (i) the ARC II Indemnitee provides the REIT with written affirmation of the ARC II Indemnitee’s good faith belief that the ARC II Indemnitee has met the standard of conduct necessary for indemnification by the REIT as authorized by this Section 1, and (ii) the ARC II Indemnitee provides the REIT with a written agreement to repay the amount paid or reimbursed by the REIT, together with the applicable legal rate of interest thereon, if it is ultimately determined that the ARC II Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification by a final judgment of a court of competent jurisdiction.

(d) Notwithstanding any other provision herein to the contrary, the REIT’s indemnification obligations shall be subject to Section 6(b) of the Agreement.

2. Indemnification by ARC II. ARC II hereby agrees to indemnify the REIT, its affiliates, including, without limitation, any controlling person of the REIT and affiliated companies, and each of the directors, officers, members, employees, agents, affiliates and representatives of each of the foregoing (collectively, the “REIT Indemnitees”) and to hold each of the REIT Indemnitees harmless against any and all contract, tort or other losses, claims, damages, expenses, liabilities and related expenses, joint or several (collectively, “Liabilities”) for which any of the REIT Indemnitees may become liable, directly or indirectly, arising out of, or relating to, the Agreement or ARC II’s services (or ARC II’s failure to provide any or all of the Specific Services) thereunder, only in the event and to the extent it is finally judicially determined that the Liabilities arose from or out of (a) ARC II’s bad faith, fraud, willful misfeasance, willful misconduct, or gross negligence or (b) ARC II’s failure to provide the REIT with any or all of the Specific Services upon the REIT’s request in accordance with the terms and conditions of the Agreement (it being understood that after the parties enter into an agreement with respect to the Specified Services, the terms and conditions of the Specified Services, including indemnification will be governed by such agreement). ARC II further jointly and severally agrees to reimburse each REIT Indemnitee immediately upon request for all expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or providing evidence in, any action, claim, suit, proceeding or investigation (each and collectively, an “Action”), directly or indirectly arising out of, or relating to, the Agreement or ARC II’s services thereunder, whether or not pending or threatened, and whether or not any REIT Indemnitee is a party to such Action.